Exhibit 99.1

Press Release

F.N.B. Corporation Names Two New Directors

Hormell and Nicholas Added To Experienced Corporate Board

Pittsburgh, PA – December 22, 2014 – F.N.B Corporation (NYSE: FNB) announced today that its Board of Directors elected Robert A. Hormell and Heidi Nicholas on December 17, 2014, as new members of the Board. Hormell and Nicholas will commence their terms on January 1, 2015.

“Robert Hormell and Heidi Nicholas have long provided invaluable guidance as members of the First National Bank board, and will be excellent additions to F.N.B. Corporation’s Board of Directors,” said Vincent J. Delie, Jr., President and CEO of F.N.B. Corporation. “They will both bring extensive knowledge of the financial services industry, gained through experience in a variety of leadership and board roles. We look forward to their contributions.”

Robert A. Hormell has more than 35 years of experience in regional economic and community development. As Assistant Director of the Susquehanna Economic Development Association – Council of Governments (SEDA-COG), Hormell oversaw economic, operational and financial management for a regional development organization serving 11 counties and more than 675,000 residents. Today, he is actively engaged with civic organizations including Presbyterian Senior Living, Bloomsburg Senior Care, Inc., Warrior Run Community Corp and the National Policy Congress for Leading Age. In addition to his service on the board of directors of First National Bank of Pennsylvania, Hormell was also a director for two other financial institutions. Hormell earned his master’s degree in Urban Planning from the University of Illinois and a bachelor’s degree in Economics from the Indiana University of Pennsylvania.

Heidi Nicholas brings more than 30 years of diverse corporate experience to the F.N.B. Corporation board. She currently serves as principal for Nicholas Enterprises, a commercial and multi-tenant residential real estate company based in State College, Pennsylvania. Nicholas began her career working in the investment banking area for several prominent financial institutions and gained extensive experience in mergers and acquisitions, financial strategies and corporate finance. Her extensive contributions to the community include previous board positions with Girl Scouts in the Heart of PA, Penn State Centre Stage and the Centre County Community Foundation where she has served as chair of the board. Nicholas received her bachelor’s and master’s degrees in Fine Arts from the University of California at Los Angeles, and her masters of business administration in Finance and Accounting from the Cornell University Graduate School of Management.

About F.N.B. Corporation

F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in six states and three major metropolitan areas. It holds a top retail deposit market share in Pittsburgh, PA, Baltimore, MD, and Cleveland, OH. The Company has total assets of $15.8 billion and more than 280 banking offices throughout Pennsylvania, Maryland, Ohio and West Virginia. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, international banking, business credit, capital markets and lease financing.

The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.’s wealth management services include asset management, private banking and insurance. The Company also operates Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s SmallCap 600 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation web site at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:

Cynthia Christopher, 724-983-3429, 330-507-8723 (cell)

christoc@fnb-corp.com

Media Contact:

Jennifer Reel, 724-983-4856, 724-699-6389 (cell)

reel@fnb-corp.com